The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated July 16, 2021.
Pricing Supplement dated , 2021 to the Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and Prospectus Dated June 18, 2019	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

The Toronto-Dominion Bank
$
Review Notes Linked to the Least Performing of the Common Stock of Amazon.com, Inc.,
the Common Stock of Facebook, Inc. and the Common Stock of Visa Inc. Due July 18, 2024
Senior Debt Securities, Series E

General
•
The Notes are designed for investors who (i) wish to receive a return equal to the applicable Call Premium (as defined below) if (a) on any of the Review Dates other than the Final Review Date, the Closing Price of each Reference Asset (as defined below) is greater than or equal to its Initial Price (as defined below) or (b) as of the Final Review Date, the Final Price (as defined below) of each Reference Asset is greater than or equal to its Barrier Price (as defined below), (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and of not receiving any Call Premium over the term of the Notes and (iii) are willing to forgo any interest and dividend payments. Investors will be exposed to the market risk of each Reference Asset and any decline in the price of one Reference Asset may negatively affect their return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Reference Asset.

•
The Notes will be automatically called if (i) the Closing Price of each Reference Asset is greater than or equal to its Initial Price on any Review Date other than the Final Review Date or (ii) the Final Price of each Reference Asset is greater than or equal to its Barrier Price as of the Final Review Date. If the Notes are not automatically called, and therefore the Final Price of any Reference Asset is less than its Barrier Price, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline in the Reference Asset with the lowest percentage change from its Initial Price to its Final Price (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose the entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:
The Common Stock of Amazon.com, Inc. (Bloomberg ticker: AMZN UW, “AMZN”), the Common Stock of Facebook, Inc. (Bloomberg ticker: FB UW, “FB”) and the Common Stock of Visa Inc. (Bloomberg ticker: V UN, “V”).

Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately 3 years, subject to an automatic call.
Strike Date:	July 15, 2021
Pricing Date:	July 16, 2021
Issue Date:	July 21, 2021, which is three Business Days following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:
July 18, 2024, subject to postponement as described further under “Additional Terms — Market Disruption Events”. If such day is not a Business Day, the Maturity Date will be the next succeeding Business Day.

Review Dates:	July 28, 2022, July 17, 2023 and July 15, 2024 (the “Final Review Date”). Each Review Date is subject to postponement as described further under “Additional Terms — Review Dates” herein.
Call Feature:
We will automatically call the Notes if (i) the Closing Price of each Reference Asset on any Review Date other than the Final Review Date is greater than or equal to its Initial Price or (ii) the Final Price of each Reference Asset is greater than or equal to its Barrier Price as of the Final Review Date. If the Notes are subject to an automatic call, on the applicable Call Payment Date, we will pay you a cash payment equal to the Call Price. No further amounts will be owed to you under the Notes.

Call Payment Dates:
With respect to each Review Date, the third Business Day following the related Review Date, with the exception that the Call Payment Date with respect to the Final Review Date will be the Maturity Date, subject to postponement as described under “Additional Terms — Market Disruption Events” or, if such day is not a Business Day, the next following Business Day.

Payment upon Automatic Call:
If the Notes are automatically called, we will pay you a cash payment per Note on the applicable Call Payment Date equal to the Call Price, which will provide a return equal to the applicable Call Premium. Following an automatic call, no further amounts will be owed to you under the Notes. The Review Dates and Call Payment Dates, and the Call Premium and Call Price applicable to each Review Date, are set forth in the table below. The payment of any Call Premium on the Notes is not guaranteed. Any positive return on the Notes will not exceed the Call Price with respect to the applicable Review Date, and you will not participate in any appreciation in the price of any Reference Asset, which may be significant. Any payment of the applicable Call Price due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Call Payment Date. All amounts used in or resulting from any calculation relating to the applicable Call Premium will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

	Review Dates(1)	Call Payment Dates(2)	Call Premium	Call Price (per Note)
	July 28, 2022	August 2, 2022	9.63%	$1,096.30
	July 17, 2023	July 20, 2023	19.26%	$1,192.60
	Final Review Date	Maturity Date	28.89%	$1,288.90
(1) Subject to postponement as described under “Additional Terms — Market Disruption Events” and “— Review Dates” herein.
(2) Subject to postponement as described under “Additional Terms — Market Disruption Events” herein or, if such day is not a Business Day, the next following Business Day.

Call Price:	The Call Price for each Review Date is set forth in the table above and equals: $1,000 + ($1,000 x applicable Call Premium).
Call Premium:	The Call Premium increases the longer the Notes are outstanding as set forth in the table above and is based on a per annum return of approximately 9.63% per $1,000 Principal Amount of the Notes.
Payment at Maturity (if not called):
If (i) the Closing Price of any Reference Asset is less than its Initial Price on each Review Date prior to the Final Review Date and (ii) the Final Price of any Reference Asset is less than its Barrier Price as of the Final Review Date, the Notes will not be automatically called, and, on the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
The sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change.
If the Notes are not automatically called, you will suffer a loss on your initial investment that is proportionate to the percentage change of the Least Performing Reference Asset from its Initial Price to its Final Price. Specifically, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Initial Price:
With respect to AMZN: $3,631.20.
With respect to FB: $344.46.
With respect to V: $248.55.
In each case equal to its Closing Price on the Strike Date, as determined by the Calculation Agent and as subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Final Price:	For each Reference Asset, the arithmetic average of the Closing Price of such Reference Asset on each of the “Averaging Dates” specified below, as determined by the Calculation Agent.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Averaging Dates:
July 9, 2024, July 10, 2024, July 11, 2024, July 12, 2024 and the Final Review Date. Each “Averaging Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “Additional Terms — Market Disruption Events” herein. If such day is not a Trading Day, the relevant Averaging Date will be the next succeeding Valid Day as described under “Additional Terms — Market Disruption Events” herein.

Barrier Price:
With respect to AMZN: $2,178.72 (60.00% of its Initial Price).
With respect to FB: $206.676 (60.00% of its Initial Price).
With respect to V: $149.13 (60.00% of its Initial Price).
Each Barrier Price is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

CUSIP / ISIN:	89114TNH1 / US89114TNH13
The estimated value of your Notes on the Pricing Date is expected to be between $900.00 and $940.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-6 and “Additional Information Regarding the Estimated Value of the Notes” on page P-20 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated November 6, 2020, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$5.00	$995.00
Total	$	$	$
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may be as low as $995.00 (99.50%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $5.00 per $1,000.00 Principal Amount of the Notes sold in this offering. J.P. Morgan Securities LLC , which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $5.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

Additional Terms of Your Notes
You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020:
http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Limited Return Potential – The return potential of the Notes is limited to the applicable Call Premium if the Notes are subject to an automatic call, and you will not participate in any appreciation in the price of any Reference Asset.

•
Potential For Automatic Call – The Notes will be automatically called if (i) the Closing Price of each Reference Asset is greater than or equal to its Initial Price on any Review Date other than the Final Review Date or (ii) the Final Price of each Reference Asset is greater than or equal to its Barrier Price as of the Final Review Date. Because the Notes may be automatically called as early as the first potential Call Payment Date, the Notes are subject to reinvestment risk. If the Notes are automatically called, on the Call Payment Date, you will receive a cash payment per Note equal to the applicable Call Price, which will reflect a return equal to the applicable Call Premium, and no further amounts will be owed to you under the Notes.

•
Contingent Repayment of Principal with Potential for Full Downside Exposure – If the Notes are not automatically called, and therefore the Final Price of any Reference Asset is less than its Barrier Price, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose your entire investment in the Notes. You will be exposed to the market risk of each Reference Asset and any decline in the price of one Reference Asset may negatively affect your return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Reference Asset. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called, and therefore the Final Price of any Reference Asset is less than its Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose their entire Principal Amount.
No Interest Payments.
We will not pay any interest with respect to the Notes.
You Will Not Receive Any Call Premium If the Closing Price of any Reference Asset on Each Review Date Other than the Final Review Date is Less than its Initial Price and the Final Price of any Reference Asset is Less than its Barrier Price.
You will not necessarily receive any Call Premium on the Notes. You will not receive the applicable Call Premium on a Call Payment Date if the Closing Price of any Reference Asset on the applicable Review Date other than the Final Review Date is less than its Initial Price, or if the Final Price of any Reference Asset as of the Final Review Date is less than its Barrier Price. If the Closing Price of any Reference Asset is less than its Initial Price on each Review Date other than the Final Review Date and the Final Price of any Reference Asset is less than its Barrier Price, you will not receive any Call Premium and you will not receive a positive return on your Notes. Accordingly, if the Notes are not subject to an automatic call, you will incur a loss of principal because the Final Price of the Least Performing Reference Asset will be less than its Barrier Price, and you may lose your entire Principal Amount.
The Potential Positive Return on the Notes Is Limited to the Applicable Call Premium Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to the applicable Call Premium  resulting from an automatic call, regardless of any appreciation in the price of any Reference Asset. Therefore, if the appreciation of any Reference Asset exceeds the applicable Call Premium, if any, actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in such Reference Asset or in a security directly linked to the positive performance of such Reference Asset.

TD SECURITIES (USA) LLC	P-3

The Amount Payable on the Notes is Not Linked to the Price of the Least Performing Reference Asset at Any Time Other Than on the Applicable Review Dates or Averaging Dates, and the Payment at Maturity, if Any, will be Based on the Arithmetic Average of the Closing Prices of the Least Performing Reference Asset on Each of the Averaging Dates.
Any payment on the Notes will be based on the Closing Price of the Least Performing Reference Asset only on the Review Dates and on the Averaging Dates (including the Final Review Date). Even if the market price of the Least Performing Reference Asset appreciates at any other time but then declines to a Closing Price or Final Price, as applicable, that is less than its Initial Price or Barrier Price, respectively, on the relevant Review Date, you will not receive the applicable Call Premium on the corresponding Call Payment Date.
In addition, if the Notes are not called on any Review Date prior to the Final Review Date, the determination of whether the Notes will be automatically called or any Payment at Maturity, as applicable, as of the Final Review Date will be calculated by reference to the Final Price of the Least Performing Reference Asset, which will be equal to the arithmetic average of the Closing Prices of such Reference Asset on each of the Averaging Dates. In calculating the Final Price of the Least Performing Reference Asset, positive performance of such Reference Asset on one or more Averaging Dates that would lead to a positive return on the Notes may be moderated, wholly offset or even reversed by changes in the price of such Reference Asset on one or more of the other Averaging Dates. Therefore, even if the Closing Price of the Least Performing Reference Asset is greater than or equal to its Barrier Price on certain Averaging Dates (including the Final Review Date), the return on the Notes will be negative if its Closing Price was less than its Barrier Price on other Averaging Dates and its Final Price is less than its Barrier Price.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for any interest payments and you may not receive any Call Premium on the Notes. Even if you do receive the applicable Call Premium and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. Because the Call Premium and Call Price increase the longer the Notes remain outstanding, if the Notes are called prior to the Final Review Date, your return on the Notes may be less than it would have been had the Notes been called on the Final Review Date. Additionally, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
You Will Have No Rights to Receive Any Shares of any Reference Asset and You Will Not Be Entitled to Dividends or Other Distributions by any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset. Your return on the Notes is limited to the applicable Call Premium, if any, and you will not participate in any appreciation of any Reference Asset even though, if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you are subject to its downside market risk. Additionally, you will not have any voting rights, any rights to receive dividends or other distributions, or any rights against any Reference Asset Issuer. As a result, the return on your Notes will not reflect the return you would realize if you actually owned shares of any Reference Asset, participated in any appreciation of any Reference Asset and received the dividends paid or other distributions made in connection with any Reference Asset. The amount you receive on the Maturity Date, if anything, will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Call Premium and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Call Premium and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Price of any Reference Asset will be less than its Initial Price on any Review Date other than the Final Review Date, and that the Final Price of any Reference Asset will be less than its Barrier Price on the Final Review Date, than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in price to a Closing Price that is less than its Initial Price on any Review Date other than the Final Review Date and a Final Price that is less than its Barrier Price on the Final Review Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Premium and Barrier Prices, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, higher Call Premiums and lower Barrier Prices are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Call Premium and therefore that the Final Price of any Reference Asset

TD SECURITIES (USA) LLC	P-4

will be less than its Barrier Price is even greater despite lower Barrier Prices. Therefore, it is more likely that you will not receive any Call Premium and that you will lose a significant portion or all of your initial investment at maturity.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Review Date and on each Averaging Date (Including the Final Review Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Review Date and on each Averaging Date (including the Final Review Date), as applicable. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by more favorable performance of any other Reference Asset. For instance, you will suffer a percentage loss equal to the Least Performing Percentage Change if the Final Price of any Reference Asset is less than its Barrier Price as of the Final Review Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
The Applicable Call Premiums Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Price or Final Price, as applicable, of each Reference Asset could be less than its Initial Price or its Barrier Price on a Review Date or Averaging Date, as applicable. Volatility means the magnitude and frequency of changes in the prices of the Reference Assets. This greater risk will generally be reflected in higher Call Premiums for the Notes than the amount payable on our conventional debt securities of a comparable term. However, while the Call Premiums are set on the Strike Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The Closing Price or Final Price, as applicable, of any Reference Asset could fall sharply on the Review Dates and Averaging Dates, resulting in the Notes not being subject to an automatic call and therefore a significant or entire loss of principal.
There Are Single Stock Risks Associated with each Reference Asset.
The price of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and their issuers (the “Reference Asset Issuer”, and together, the “Reference Asset Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuers and, therefore, the Reference Assets. You, as an investor in the Notes, should make your own investigation into the Reference Asset Issuers and the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” herein and each Reference Asset Issuer's SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.
We Do Not Control the Reference Asset Issuers and Are Not Responsible for Any of their Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into each of the Reference Asset Issuers and each Reference Asset.

TD SECURITIES (USA) LLC	P-5

Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the then-current least performing Reference Asset at such time, and as a result, you may suffer substantial losses.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the

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Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price and Barrier Price for a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, as described in the product prospectus supplement under the section “General Terms of the Notes — Anti-Dilution Adjustments”. The Calculation Agent is not required to make an adjustment for every event that may affect the a Reference Asset and, even if the Calculation Agent does make an adjustment for any such event, those events or other actions may nevertheless adversely affect the price of a Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Any Review Date or Averaging Date (including the Final Review Date) and the Related Call Payment Dates are Subject to Market Disruption Events and Postponement.
Each Review Date and Averaging Date (including the Final Review Date) and the related Call Payment Dates (including the Maturity Date) are subject to postponement as described herein and in the product prospectus supplement due to the occurrence of one of more Market Disruption Events. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “Additional Terms — Market Disruption Events” herein and “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement. A Market Disruption Event for a particular Reference Asset will not constitute a Market Disruption Event for any other Reference Asset.
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of the Reference Assets, securities, futures, options or other derivative instruments with returns linked or related to changes in the prices of one or more Reference Assets, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of a Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Reference Assets or Reference Asset Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the prices of such Reference Assets and, therefore, the market value of, and any amount payable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

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Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Review Notes Linked to the Least Performing of the Common Stock of Amazon.com, Inc., the Common Stock of Facebook, Inc. and the Common Stock of Visa Inc. Due July 18, 2024

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product prospectus supplement and the prospectus.
Issue:	Senior Debt Securities, Series E
Type of Note:	Review Notes
Agent:	TDS
Currency:	U.S. Dollars
Review Dates:
The Review Dates will be the dates specified on the cover hereof and are subject to postponement for Market Disruption Events as described under “— Market Disruption Events” below. If any Review Date other than the Final Review Date is not a Trading Day, such date will be the next following Trading Day. If the Final Review Date is not a Trading Day, such date will be the next following Valid Date as described under “— Market Disruption Events” below.

Monitoring Period:	For purposes of the determination of the Final Price of each Reference Asset, the Calculation Agent will observe the Closing Price of such Reference Asset on each Averaging Date.
Market Disruption Events:
If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Review Date other than the Final Review Date (which is also the final Averaging Date and may be postponed as discussed below), the affected Review Date for the affected Reference Asset will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing with respect to such Reference Asset, by up to eight Trading Days. If the determination of the Closing Price of such Reference Asset for such Review Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing with respect to such Reference Asset on that day, that day will nevertheless be the date on which the Closing Price of such Reference Asset will be determined and the Calculation Agent will estimate the price that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Review Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the determination of the Closing Price on such Review Date for such Reference Asset will be made on the originally scheduled Review Date irrespective of the occurrence of a Market Disruption Event with respect to another Reference Asset. If a Review Date (other than the Final Review Date) is postponed, the corresponding Call Payment Date (other than the Maturity Date, which may be postponed as discussed below) will be postponed to maintain the same number of Business Days between the latest-postponed Review Date and corresponding Call Payment date as existed prior to the postponement(s).
If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on an Averaging Date (including the Final Review Date), the affected Averaging Date for the affected Reference Asset will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to such Reference Asset and (ii) which is not otherwise scheduled to be an Averaging Date for such Reference Asset. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the original date such that, but for the occurrence of another Averaging Date or a Market Disruption Event with respect to such Reference Asset, would have been the final Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date for such Reference Asset (irrespective of whether that eighth Trading Day is already an Averaging Date), and (2) the Calculation Agent shall determine the Closing Price of such Reference Asset on such day as specified above. For the avoidance of doubt, if on any Averaging Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the determination of the Closing Price on such Averaging Date for such Reference Asset will be made on the originally scheduled Averaging Date irrespective of the occurrence of a Market Disruption Event with respect to another Reference Asset. If the Calculation Agent postpones the determination of the Closing Price of a Reference Asset on an Averaging Date (and therefore postpones the determination of the Final Price for a Reference Asset), the Maturity

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Date will be postponed to maintain the same number of Business Days between the latest-postponed final Averaging Date and the Maturity Date as existed prior to the postponement(s).
Each Review Date and each Averaging Date is a “Valuation Date” for purposes of the product prospectus supplement. See “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement for events that constitute a Market Disruption Event.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Initial Prices, Closing Prices, Final Prices and Percentage Changes of the Reference Assets used to illustrate the calculation of whether the Notes are subject to an automatic call and the Payment at Maturity are not estimates or forecasts of the actual Initial Prices, Closing Prices, Final Prices, or the price of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume Initial Prices of $3,000, $250.00 and $200.00, Barrier Prices of $1,800, $150.00 and $120.00 (each 60.00% of the applicable Initial Price), the per annum Call Premium rate of approximately 9.63% per Note, that the Notes may be subject to an automatic call on any Review Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Review Date, including the Final Review Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1 —	The Notes Are Automatically Called on the First Call Payment Date.

Review Date	Closing Prices	Payment (per Note)
First
Reference Asset A: $3,200.00 (greater than or equal to its Initial Price)
Reference Asset B: $275.00 (greater than or equal to its Initial Price)
Reference Asset C: $210.00 (greater than or equal to its Initial Price)
$1,000 (Principal Amount) + $96.30 (Applicable Call Premium)
$1,096.30 (Call Price)
Because the Closing Price of each Reference Asset is greater than or equal to its Initial Price on the first Review Date (which is approximately 12 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,096.30 per Note, reflecting the applicable Call Price for the first Review Date, for a return of 9.63% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Notes Are Automatically Called on the Second Call Payment Date.

Review Date	Closing Prices	Payment (per Note)
First	Reference Asset A: $2,500.00 (less than its Initial Price) Reference Asset B: $275.00 (greater than or equal to its Initial Price) Reference Asset C: $220.00 (greater than or equal to its Initial Price)	$0
Second	Reference Asset A: $3,100.00 (greater than or equal to its Initial Price) Reference Asset B: $255.00 (greater than or equal to its Initial Price)	$1,000 (Principal Amount) + $192.60 (Applicable Call Premium)
	Reference Asset C: $225.00 (greater than or equal to its Initial Price)	$1,192.60 (Call Price)
Because the Closing Price of a Reference Asset on the first Review Date is less than its Initial Price, the Notes will not be automatically called on the corresponding Call Payment Date. Because the Closing Price of each Reference Asset on the second Review Date (which is approximately 24 months after the Pricing Date) is greater than or equal to its Initial Price, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,192.60 per Note, reflecting the applicable Call Price for the second Review Date, for a return of 19.26% per Note. No further amounts will be owed under the Notes.

Example 3 —	The Notes Are Automatically Called on the Maturity Date.

Review Date	Closing Prices	Payment (per Note)
First through Second	Reference Asset A: Various (all less than its Initial Price) Reference Asset B: Various (all greater than or equal to its Initial Price) Reference Asset C: Various (all greater than or equal to its Initial Price)	$0
Final Review Date	Reference Asset A: $2,000.00* (greater than or equal to its Barrier Price) Reference Asset B: $185.00* (greater than or equal to its Barrier Price)	$1,000 (Principal Amount) + $288.90 (Applicable Call Premium)
	Reference Asset C: $125.00* (greater than or equal to its Barrier Price)	$1,288.90 (Call Price)
* Represents the arithmetic average of the Closing Price of such Reference Asset on each of the Averaging Dates.
Because the Closing Price of a Reference Asset on each Review Date prior to the Final Review Date is less than its Initial Price, the Notes will not be automatically called on the corresponding Call Payment Dates. Because the Final Price of each Reference Asset is greater than or equal to its Barrier Price as of the Final Review Date, the Notes will be called and, on the Maturity Date, we will pay you a cash payment equal to $1,288.90 per Note, reflecting the applicable Call Price for the Final Review Date, for a return of 28.89% per Note.

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Example 4 —	The Notes Are Not Automatically Called and Therefore the Final Price of the Least Performing Reference Asset is Less Than its Barrier Price.

Review Date	Closing Prices	Payment (per Note)
First through Second	Reference Asset A: Various (all less than its Initial Price) Reference Asset B: Various (all greater than or equal to its Initial Price) Reference Asset C: Various (all greater than or equal to its Initial Price)	$0
Final Review Date
Reference Asset A: $3,100.00* (greater than or equal to its Barrier Price)
Reference Asset B: $100.00* (less than its Barrier Price)
Reference Asset C: $140.00* (greater than or equal to its Barrier Price)
		= $1,000 + ($1,000 x Least Performing Percentage Change) = $1,000 + ($1,000 x –60.00%) = $400.00 (Total Payment on Maturity Date)
* Represents the arithmetic average of the Closing Price of such Reference Asset on each of the Averaging Dates.
Because the Closing Price of a Reference Asset on each Review Date prior to the Final Review Date is less than its Initial Price and the Final Price of a Reference Asset as of the Final Review Date is less than its Barrier Price, the Notes will not be automatically called. Because the Notes are not subject to an automatic call and, therefore the Final Price of at least one Reference Asset is less than its Barrier Price, then on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.

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Information Regarding the Reference Assets
Each Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graphs below set forth the information relating to the historical performance of each Reference Asset for the period specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of any Reference Asset on any Review Date or Averaging Date. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.
Amazon.com, Inc.
According to publicly available information, Amazon.com, Inc. (“Amazon”) is an online retail company and producer of electronic devices and media content. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMZN”.
Historical Information
The graph below illustrates the performance of the Reference Asset from July 15, 2011 through July 15, 2021. The dotted line represents its Barrier Price of $2,178.72, which is equal to 60.00% of its Initial Price.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Amazon.com, Inc. (AMZN)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Facebook, Inc.
According to publicly available information, Facebook, Inc. (“Facebook”) provides products for people to connect and share through mobile devices, personal computers and other devices. Information filed by Facebook with the SEC can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “FB”.
Historical Information
The graph below illustrates the performance of the Reference Asset from July 15, 2011 through July 15, 2021. The dotted line represents its Barrier Price of $206.676, which is equal to 60.00% of its Initial Price.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Facebook, Inc. (FB)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Visa Inc.
According to publicly available information, Visa Inc. (“Visa”) is a global payments technology company that enables the authorization, clearing, and settlement of payment transactions among consumers, merchants, financial institutions, businesses, strategic partners and government entities. Information filed by Visa with the SEC can be located by reference to its SEC file number: 001-33977, or its CIK Code: 0001403161. Visa’s common stock is listed on the New York Stock Exchange under the ticker symbol “V”.
Historical Information
The graph below illustrates the performance of the Reference Asset from July 15, 2011 through July 15, 2021. The dotted line represents its Barrier Price of $149.13, which is equal to 60.00% of its Initial Price.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Visa Inc. (V)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, upon the taxable disposition of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investment in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected

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with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Reference Asset Issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. Holders should consult their tax advisors regarding the potential treatment of a Reference Asset Issuer as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

TD SECURITIES (USA) LLC	P-17

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-18

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC , which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $5.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are automatically called.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third Business Day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-19

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P-3. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-20